Exhibit 10.7

EXHIBIT A — ROLLOVER ELECTION FORM

By signing where indicated below, you have elected to exchange all or a portion of your PRA Options for Rollover Options.  Below please find a table containing your outstanding PRA Options, all or a portion of which shall be exchanged for Rollover Options, depending upon the Rollover Amount (defined below) that you elect to invest in the Company:

PRA Options Grant Date(1)	Shares of PRA Common Stock Subject to PRA Options #	Exercise Price per Share of PRA Option $	Estimated Spread Value per PRA Option(2) $

Total Estimated Aggregate Spread Value(3) of 100% of your PRA Options:

Please insert a dollar amount on the line below; this amount (your “Rollover Amount”) must be equal to or greater than $10,000. Please note that if the Rollover Amount that you indicate is greater than your Closing Cash Amount,(4) it will be automatically capped at your Closing Cash Amount.

You hereby elect to exchange PRA Options having a Spread Value equal to: $                          .

Please be advised that, due to certain purchase price adjustments required to be calculated under the Merger Agreement, the actual amount of the aggregate Spread Value of 100% of your PRA Options cannot be finally calculated at this time, but will be communicated to you at a later date.

For purposes of determining which PRA Options will be exchanged for Rollover Options, the Company will first exchange the PRA Options most recently granted, and then the next most recently granted, until the Rollover Amount is achieved (rounded down to avoid fractional Rollover Options).  Rollover Options will cover a different number of shares, and have a different per share exercise price, than the PRA Options they replace.  Any PRA Options that are not exchanged for Rollover Options will be cancelled in exchange for cash in accordance with the provisions of the Merger Agreement.

Acknowledged and confirmed this          day of                     , 2013.

NAME

(1) Rollover Options corresponding to these PRA Options will expire on the 10th anniversary of the Grant Date of PRA Options.

(2) “Estimated Spread Value per PRA Option” means the product of (x) the number of shares of PRA Common Stock subject to each PRA Option identified by Grant Date in the table herein, multiplied by (y) the excess of (A) the Company’s best estimate, as of the date of the cover letter to which this Rollover Election Form is attached, of the pre-tax dollar amount of the merger consideration per share of PRA Common Stock ultimately payable under the Merger Agreement over (B) the per share exercise price of each such PRA Option.

(3) “Spread Value” means the aggregate pre-tax dollar amount of the cash merger consideration (after final purchase price adjustments are calculated under the Merger Agreement), determined as of the date of the closing of the Merger, that will be expected to be paid to you in respect of the PRA Options pursuant to the terms of the Merger Agreement.

(4) “Closing Cash Amount” means (i) the product of (x) the total number of shares of PRA Common Stock subject to all PRA Options identified in the table herein, multiplied by (y) the per share, pre-tax dollar amount of cash merger consideration actually paid at Closing under the Merger Agreement, minus (ii) the aggregate exercise prices of such PRA Options.